Exhibit 14

MFIC CORPORATION

CODE OF ETHICS

General Philosophy

The honesty, integrity and sound judgment of our employees, officers and directors is essential to MFIC Corporation’s reputation and success. This Code of Ethics governs the actions and working relationships of MFIC Corporation employees, officers and directors with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom MFIC Corporation has contact.

This Code of Ethics:

•                  Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

•                  Requires full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by MFIC Corporation with governmental and regulatory agencies.

•                  Requires compliance with applicable laws, rules and regulations.

•                  Addresses potential or apparent conflicts of interest and provides guidance for employees, officers and directors to communicate those conflicts to MFIC Corporation.

•                  Addresses misuse or misapplication of MFIC Corporation property and corporate opportunities.

•                  Requires the highest level of confidentiality and fair dealing within and outside the MFIC Corporation environment.

•                  Requires reporting of any illegal behavior.

Conflicts of Interest

A “conflict of interest” occurs when your private interest interferes or appears to interfere in any way with the interests of MFIC Corporation You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee, officer or director of MFIC Corporation Any position or interest, financial or otherwise, which could materially conflict with your performance as an employee, officer or director of MFIC Corporation, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between MFIC Corporation, its customers, suppliers or competitors or otherwise reflects negatively on MFIC Corporation would be considered a conflict of interest.

Confidentiality

Nonpublic information regarding MFIC Corporation or its businesses, employees, customers and suppliers is confidential. As a MFIC Corporation employee, officer or director, you are trusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of MFIC Corporation, including family and friends, or with other employees who do not need the information to carry out their duties. You may be required to sign a specific confidentiality agreement in the course of your employment at MFIC Corporation you remain under an obligation to keep all information confidential even if your employment with MFIC Corporation ends.

The following is a non-exclusive list of confidential information:

(i)                                     Trade secrets, which include any business or technical information, such as formula, program, method, technique, compilation or information that is valuable because it is not generally known.

(ii)                                  All rights to any invention or process developed by an employee using MFIC Corporation facilities or trade secret information, resulting from any work for MFIC Corporation, or relating to MFIC Corporation’s business, is considered to be “work-for-hire” under the United States copyright laws and shall belong to MFIC Corporation.

(iii)                               Proprietary information such as customer lists and customers’ confidential information.

Public and media communications involving MFIC Corporation must have prior clearance in compliance with the MFIC Corporation [Media Relations Policy].

Corporate Opportunities

Using confidential information about MFIC Corporation or its businesses, employees, officers, directors, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

Title 18 U.S. Code, Section 215, makes it a criminal offense for any MFIC Corporation employee to corruptly:

(i)                                     solicit for himself or herself or for a third party anything or value from anyone in return for any business, service or confidential information of

(i)                                     MFIC Corporation; or

(ii)                                  accept anything of value (other than normal authorized compensation) from anyone in connection with the business of MFIC Corporation, either before or after a transaction is discussed or consummated.

Employees, officers and directors are prohibited from:

(i)                                     Personally benefiting from opportunities that are discovered through the use of MFIC Corporation property, contacts, information or position.

(ii)                                  (ii) Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or MFIC Corporation’s interest.

(iii)                               Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at MFIC Corporation

(iv)                              Acting on behalf of MFIC Corporation in any transaction in which you or your immediate family has a significant direct or indirect financial interest.

There are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

(i)                                     Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $100 from any one individual in any calendar year.

(ii)                                  Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

(iii)                               Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by MFIC Corporation as a business expense if the other party did not pay for it.

Insider Trading

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving MFIC Corporation common stock or other security while in possession of material information concerning MFIC Corporation that has not been released to the general public, but which when released may have an impact on the market price of the MFIC Corporation common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of participating in a MFIC Corporation or other company stock or other security transaction should be directed to the MFIC Corporation General Counsel at (617) 969-5452, ext. 255.

Outside Business Relationships

Before agreeing to act as a director, officer, consultant, or advisor for any other business organization, you should notify your immediate supervisor. Directors should disclose all new directorships or potential directorships to the Chairman of the Nominating Committee to avoid any conflicts of interest and to maintain independence. MFIC Corporation encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties at MFIC Corporation. Before agreeing to participate in any civic or political activities, you should contact your immediate supervisor. Employees who are considering outside employment should notify their manager or supervisor. Employees in some positions of MFIC Corporation and its affiliates are prohibited by law from holding outside employment. Managers will review outside employment requests for potential conflicts of interest.

Fair Dealing

Each employee, officer and director should undertake to deal fairly with MFIC Corporation’s customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices. Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with MFIC Corporation. Copies of such agreements should be provided to Human Resources to permit evaluation of the agreement in light of the employee’s position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of MFIC Corporation Employees should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment with MFIC Corporation.

Protection and Proper Use of MFIC Corporation Property

All employees, officers and directors should protect MFIC Corporation’s property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact MFIC Corporation’s profitability, reputation and success. Permitting MFIC Corporation property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Employees, officer and directors may not use corporate stationary for personal purposes.

Compliance with Laws, Rules and Regulations

This Code of Ethics is based on MFIC Corporation’s policy that all employees, officers and directors comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard. Certain MFIC Corporation business units have policies and procedures governing topics covered by this Code of Ethics. These policies and procedures reflect the special requirements of these business units.

Reporting of Illegal or Unethical Behavior

All employees, officers and directors are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. MFIC Corporation recognizes that its customers must have faith and confidence in the honesty and character of its employees, officers and directors. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions MFIC Corporation must take regarding any known, or suspected, crime involving the affairs of MFIC Corporation. Fraud is an element of business that can significantly affect the reputation and success of MFIC Corporation. MFIC Corporation requires its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving MFIC Corporation or its employees. If, during the course of employment, you become aware of any suspicious activity or behavior including concerns regarding questionable accounting or auditing matters, you must report violations of laws, rules, regulations or this Code of Ethics to the General Counsel, Jack M. Swig, at 617-969-5452, ext. 255. Reporting activity will not subject the employee to discipline (absent a knowingly false report), and such reports shall be anonymous and confidential unless the employee chooses otherwise.

Administration and Waiver of Code of Ethics

This Code of Ethics shall be administered and monitored by the MFIC Corporation Human Resources Department. Any questions and further information on this Code of Ethics should be directed to this department.

All managers and direct supervisors are responsible for reviewing this Code of Ethics with their subordinates each time a new edition of the Code of Ethics is published. This Code of Ethics is also available on the MFIC Corporation web site at: www.mficcorp.com.

The provisions of the Ethics Policy will be included in the MFIC Corporation Employee Handbook. The Employee Handbook will be issued to all new employees and officers at the time of employment and reissued to existing employees and officers from time to time. Employees will be required to sign a receipt form for the Employee Handbook indicating they have read this Code of Ethics and comply with its provisions.

Employees, officers and directors of MFIC Corporation are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics, however, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the MFIC Corporation Human Resources Department with the advice of the MFIC Corporation General Counsel. However, waivers for directors and executive officers must be determined by the board of directors. For members of the board of directors and executive officers, the board of directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors or executive officers shall be promptly disclosed to stockholders in the MFIC Corporation Annual Proxy Statement.

Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment.